Exhibit 5.3

MUNGER, TOLLES & OLSON LLP

355 SOUTH GRAND AVENUE

35TH FLOOR

LOS ANGELES, CALIFORNIA 90017

(213) 683-9100

February 7, 2012

KB Home

10990 Wilshire Boulevard

Los Angeles, CA 90024

Re:	Registration Statement on Form S-3 (File No. 333-176930)

Ladies and Gentlemen:

We have acted as counsel for KB Home, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3, as amended by Post-Effective Amendment No. 1 thereto (with such amendment, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the offer and sale by the Company and the Guarantors (as defined below) from time to time of the securities listed therein.

This opinion is intended to update the opinions we previously delivered in connection with the initial filing of the Registration Statement and the filing of Post-Effective Amendment No. 1 thereto and is being delivered to you in connection with the proposed issuance of $350,000,000 in aggregate principal amount of the Company’s 8.00% Senior Notes due 2020 (the “Notes”) offered pursuant to the Underwriting Agreement, dated February 1, 2012 (the “Underwriting Agreement”), among the Company, the Guarantors, Citigroup Global Markets Inc, Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc.

KB Home

February 7, 2012

We have also acted as counsel to KB HOME Sacramento Inc., KB HOME South Bay Inc., KB HOME Coastal Inc. and KB HOME Greater Los Angeles Inc., each a California corporation, KB HOME Tampa LLC, KB HOME Fort Myers LLC, KB HOME Treasure Coast LLC, and KB HOME Orlando LLC, each a Delaware limited liability company, and KB HOME Las Vegas Inc., KB HOME Nevada Inc. and KB HOME Reno Inc., each a Nevada corporation (collectively, the “Guarantors”) in connection with the registration on the Registration Statement of the sale by the Guarantors of their guarantees (the “Guarantees”) of the Notes.

The Notes and the Guarantees will be issued pursuant to the Indenture, dated as of January 28, 2004, as amended and supplemented on June 30, 2004, May 1, 2006, November 9, 2006, August 17, 2007 and January 30, 2012 (the “Indenture”), among the Company, the Guarantors and U.S. Bank National Association (successor in interest to SunTrust Bank), as Trustee (the “Trustee”), and the Officers’ Certificate and Guarantor’s Officers’ Certificate dated February 7, 2012, establishing the form and terms of the Notes.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to certain factual matters, we have relied, without independent verification, on statements and representations of officers and other representatives of the Company, the Guarantors and others. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed the due authorization, execution and delivery of the Indenture by, and the enforceability of the Indenture against, the Trustee and the due authentication of the Notes by the Trustee in the manner provided in the Indenture.

Based upon foregoing, we are of the opinion that when the Notes shall have been delivered against payment therefor pursuant to the terms of the Underwriting Agreement, the Notes will constitute the valid and binding obligation of the Company and the Guarantees will constitute the valid and binding obligations of the Guarantors, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

We render this opinion only with respect to, and express no opinion herein concerning, the application or effect of the laws of any jurisdiction other than the Federal laws of the United States, the laws of the State of New York, the laws of the State of California, the laws of the State of Nevada, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, in each case as in effect as of this date. With respect to matters of Nevada law, we have, with your approval, relied upon the opinion, dated the date hereof, of Parsons Behle & Latimer, delivered to you, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm name and the discussion of our opinion under the caption “Legal Matters” in the Registration Statement and the related Prospectus. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ MUNGER, TOLLES & OLSON LLP